Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-1121968, 333-23583 and 333-59675) of Medwave, Inc. of our report on the Company’s financial statements as of and for the year ended September 30, 2006, 2005 and 2004, which appears in this Form 10-K.
/s/ Carlin, Charron & Rosen, LLP
Westborough, Massachusetts
January 16, 2007